Exhibit 10.2

September 18, 2015

ROI Acquisition Corp. II

601 Lexington Ave., 51st Floor

New York, NY 10022

Re:	Letter Agreement Dated as of September 16, 2013

Gentlemen:

Reference is made to that certain letter (the “Letter Agreement”), dated as of September 16, 2013, among ROI Acquisition Corp. II, a Delaware corporation (the “Company”), GEH Capital, Inc. (the “Sponsor”), Thomas J. Baldwin, Joseph A. De Perio, George E. Hall, Francis A. Ruchalski and Daniel A. Strauss (each, an “Insider” and collectively the “Insiders”), that was delivered in accordance with the Underwriting Agreement, dated September 16, 2013, between the Company and Deutsche Bank Securities Inc., relating to the Company’s initial public offering.

On September 18, 2015, the Company received approval of its stockholders to (i) amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate an initial business combination from September 20, 2015 to October 26, 2015 (the “Extension Amendment”) and (ii) amend the Investment Management Trust Agreement, made effective as of September 16, 2013, by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), to extend the date on which Continental must liquidate the trust account established in connection with the Company’s initial public offering (the “trust account”) if the Company has not completed a business combination from September 20, 2015 to October 26, 2015 and to permit the withdrawal of funds from the trust account to pay stockholders who properly exercise their redemption rights in connection with the Extension Amendment.

This letter (this “Amendment”) amends the Letter Agreement to provide that October 26, 2015 is the date by which the Company must complete a business combination or cease all operations and redeem shares of its common stock in accordance with the Company’s amended and restated certificate of incorporation.

In acknowledgment and consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Insiders hereby agree with the Company as follows:

1. The Letter Agreement is hereby amended by deleting the numbered item 2 in its entirety and replacing it with the following:

“The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination (as defined in the Underwriting Agreement) by October 26, 2015, the Sponsor and Insiders shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination by October 26, 2015, unless the Company provides its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest (which interest shall be net of franchise and income taxes payable), divided by the number of then outstanding public shares.

The Sponsor and each Insider acknowledges that it or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each Insider hereby further waives, with respect to any shares of the Common Stock held by it or him, if any, any redemption rights it or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although the Sponsor and Insiders shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than the Founder Shares) it or they hold if the Company fails to consummate a Business Combination by October 26, 2015.”

2. The Letter Agreement is hereby amended by deleting paragraph (a) of numbered item 6 in its entirety and replacing it with the following:

“The Sponsor and each Insider hereby agrees not to participate in the formation of, or become an officer or director of, any other blank check company until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination by October 26, 2015.”

3. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.

4. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

The remaining provisions of the Letter Agreement are otherwise restated and incorporated herein.

Sincerely,

GEH CAPITAL, INC.

By:	/s/ Francis A. Ruchalski
Name: Francis A. Ruchalski
Title: Authorized Signatory

By:	/s/ Thomas J. Baldwin
Thomas J. Baldwin

By:	/s/ Joseph A. De Perio
Joseph A. De Perio

By:	/s/ George E. Hall
George E. Hall

By:	/s/ Francis A. Ruchalski
Francis A. Ruchalski

By:	/s/ Daniel A. Strauss
Daniel A. Strauss

Acknowledged and Agreed: ROI ACQUISITION CORP. II

By:	/s/ Thomas J. Baldwin
Name: Thomas J. Baldwin Title: Chairman and Chief Executive Officer